Exhibit 5.1

August 10, 2011

Florida East Coast Holdings Corp.

7411 Fullerton Street, Suite 100

Jacksonville, Florida 32256

Re:	Florida East Coast Holdings Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Florida East Coast Holdings Corp., a Florida corporation (the “Issuer”), in connection with the public offering of $130,000,000 aggregate principal amount of the Issuer’s 10 1/2% / 11 1/4 % Senior PIK Toggle Notes due 2017 (the “Exchange Notes”). The Exchange Notes will be issued under the Indenture, dated as of February 11, 2011 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee. The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the 10 1/2% / 11 1/4 % Senior PIK Toggle Notes due 2017 of the Issuer (the “Original Notes”) issued and outstanding under the Indenture, as contemplated by the Registration Rights Agreement, dated as of February 11, 2011 (the “Registration Rights Agreement”), between the Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchaser of the Original Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement on Form S-4 relating to the Exchange Notes to be filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	an executed copy of a certificate of John Brenholt, Executive Vice President and Chief Financial Officer of the Issuer, dated the date hereof, a copy of which is attached as Exhibit A hereto; and

(v)	the form of the Exchange Notes, included as an exhibit to the Indenture.

Florida East Coast Holdings Corp.

August 10, 2011

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Issuer, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and, except as expressly set forth in our opinion below, the validity and binding effect thereof on such parties. We have also assumed that the terms of the Exchange Notes have been established so as not to, and that the execution and delivery by the Issuer of the Exchange Notes and the performance of its obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any law, rule, or regulation to which the Issuer or any of its properties are subject (except that we do not make the assumption set forth in this clause (i) with respect to the Opined on Law (as defined below)), (ii) any judicial or regulatory order or decree of any governmental authority (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law) or (iii) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others and of public officials.

Our opinions set forth herein are limited to the laws of the State of New York (including applicable provisions of the New York constitution and reported judicial interpretations interpreting such laws) (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

To the extent that the opinions expressed herein relate to matters governed by the laws of the State of Florida, we have relied, without independent verification or investigation of any kind, on the opinion of Shutts & Bowen LLP, special counsel to the Issuer, dated as of the date hereof, which is being filed as Exhibit 5.2 to the Registration Statement (the “Florida Opinion”), and our opinions stated herein are subject to the exceptions, qualifications and assumptions contained in the Florida Opinion.

Florida East Coast Holdings Corp.

August 10, 2011

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Exchange Notes; and

(c) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Exchange Notes and Guarantees, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act and the Exchange Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit A

FLORIDA EAST COAST HOLDINGS CORP.

OFFICER’S CERTIFICATE

August 10, 2011

I, John Brenholt, the Executive Vice President and Chief Financial Officer of Florida East Coast Holdings Corp., a Florida corporation (the “Company”), understand that in connection with the filing of the Company’s Registration Statement on Form S-4 (File No. 333-174112), Skadden, Arps, Slate, Meagher & Flom LLP is rendering one or more opinion letters (the “Opinion”), and in that connection will rely on this Certificate. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Opinion.

With regard to the foregoing, on behalf of the Company, I certify as follows:

1. I am familiar with the business of the Company and due inquiry has been made of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

2. Set forth on Schedule I hereto is a complete and accurate list of each judgment, order and decree of any court, regulatory body, administrative agency or governmental body of the State of Delaware or the State of New York by which the Company is bound which are material to the business or financial condition of the Company, or that are relevant to the transactions contemplated by the Indenture and the Exchange Notes.

3. Set forth on Schedule II hereto is a complete and accurate list of each consent, approval, license, authorization or validation of, and filing, recording or registration with, any court, regulatory body, administrative agency or governmental body of the State of Delaware or the State of New York by which the Company is bound which are material to the business or financial condition of the Company, or that are relevant to the transactions contemplated by the Indenture and the Exchange Notes.

4. Set forth on Schedule III is a complete and accurate list of the agreements and instruments to which the Company is subject which are material to the business or financial condition of the Company, or that are relevant to the transactions contemplated by the Indenture and the Exchange Notes.

1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

By:	/s/ John Brenholt
	Name:	John Brenholt
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Back-up Officer’s Certificate]

Schedule I

None.

Schedule II

None.

Schedule III

1.	Membership Interest Purchase Agreement, dated as of December 31, 2007, by and among, FECR Rail Corp., Florida East Coast Industries, Inc., FECI Company, Florida East Coast Railway, L.L.C. and FEC Highway Services, L.L.C.

2.	Indenture, dated as of February 11, 2011, between Florida East Coast Holdings Corp. and Wells Fargo Bank, National Association.

3.	Indenture, dated as of January 25, 2011 by and among, Florida East Coast Railway Corp., the guarantors named therein and Wells Fargo Bank, National Association.

4.	Registration Rights Agreement, relating to the 10 1/2% / 11 1/4% Senior PIK Toggle Notes due 2017, dated as of February 11, 2011, between Florida East Coast Holdings Corp. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5.	Registration Rights Agreement, relating to the 8 1/8% Senior Secured Notes due 2017, dated as of January 25, 2011, by and among, Florida East Coast Railway Corp., the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

6.	Form of 10 1/2% / 11 1/4% Senior PIK Toggle Notes due 2017.

7.	Form of 8 1/8% Senior Secured Notes due 2017.

8.	Credit Agreement, dated as of January 25, 2011, by and among, Florida East Coast Railway Corp., Bank of America, N.A., as administrative agent, and Merrill Lynch, Pierce, Fenner, & Smith Incorporated, as sole lead arranger and sole bookrunner, and a syndicate of financial institutions and institutional lenders.

9.	Assumption Agreement, dated as of March 15, 2011, by and between Miami Dade County and Florida East Coast Railway, L.L.C.

10.	Amended and Restated Lease Agreement, dated as of January 1, 2011, by and between FDG Hialeah LLC and Florida East Coast Railway, L.L.C.

11.	Employment Agreement, dated as of May 24, 2011, by and among Florida East Coast Railway, L.L.C., FECR Rail Corp. and James R. Hertwig.

12.	Employment Agreement, dated as of November 8, 2010, by and among Florida East Coast Railway, L.L.C., FECR Rail Corp. and John A. Brenholt.

13.	Employment Agreement, dated as of December 6, 2010, by and among Florida East Coast Railway, L.L.C., FECR Rail Corp. and Joel Haka.

14.	Employment Agreement, dated as of December 8, 2010, by and among Florida East Coast Railway, L.L.C., FECR Rail Corp. and Husein Cumber.

15.	Summary of Employment Terms, dated January 6, 2011, between Florida East Coast Railway, L.L.C. and Kim Cooper.

16.	Form of Consulting Agreement.

17.	Form of Restricted Stock Unit Award Agreement.

18.	Form of Amendment to Restricted Stock Unit Award Agreement.

19.	Consulting Agreement, dated as of October 1, 2009, by and among FECR Rail Corp., Florida East Coast Railway, L.L.C. and Clyde Preslar.

20.	Consulting Agreement, dated as of October 1, 2009, by and among FECR Rail Corp., Florida East Coast Railway, L.L.C. and John E. Giles.

21.	Employee Services Agreement, effective as of January 1, 2010, by and between Florida East Coast Railway, L.L.C. and RailAmerica, Inc.